AFFILIATE AGREEMENT

October 24, 2006

Microsemi Corporation
2381 Morse Avenue
Irvine, CA 92614

Ladies and Gentlemen:

Subject to the last paragraph below, I have been advised that as of the date hereof I may be deemed to be an “affiliate” of PowerDsine Ltd., an Israeli company (the “Company”), as the term “affiliate” is defined for purposes of paragraphs (c) and (d) of Rule 145 (“Rule 145”) of the rules and regulations of the Securities and Exchange Commission (the “SEC”) under the U.S. Securities Act of 1933, as amended (collectively, the “1933 Act”). I have been further advised that pursuant to the terms of the Agreement and Plan of Merger dated as of October 24, 2006 (the “Merger Agreement”), by and among Microsemi Corporation, a Delaware corporation (“Parent”), Pinnacle Acquisition Corporation Ltd and the Company, and that as a result of consummation of the transactions contemplated by the Merger Agreement (including the merger of Merger Sub with and into the Company (the “Merger”)), (i) each Company Share outstanding as of the Effective Time shall automatically be converted into the right to receive, inter alia, 0.1498 shares of Parent Common Stock, and (ii) except as otherwise provided in the Merger Agreement, each option, warrant, convertible note or other convertible or exercisable security entitling the holder thereof to acquire Company Shares (the “Company Derivative Securities”) will be converted into, inter alia, an option, warrant, convertible note or other security to acquire shares of Parent Common Stock at a price and in an amount based on the Option Exchange Ratio set forth in the Merger Agreement (the “Parent Derivative Securities”).

As used in this document, “Parent Securities” shall mean, collectively, (i) any shares of Parent Common Stock, (ii) any Parent Derivative Securities and (iii) any shares of Parent Common Stock issuable upon exercise, exchange or conversion of Parent Derivative Securities, in each case issued pursuant to the Merger. Capitalized terms used herein and not otherwise defined shall have the meanings set forth in the Merger Agreement.

I hereby represent, warrant and covenant to Parent that in the event I receive any Parent Securities pursuant to the Merger:

1.  I shall not make any sale, transfer or other disposition of Parent Securities in violation of the 1933 Act.

2.  I have carefully read this letter and the Merger Agreement and discussed their requirements and other applicable limitations upon my ability to sell, transfer or otherwise dispose of Parent Securities to the extent I believed necessary with my counsel or with counsel for the Company.

3.  I have been advised that any issuance of Parent Securities to me pursuant to the Merger Agreement will be issued in reliance on the exemption from registration provided by Section 3(a)(10) of the 1933 Act or pursuant to a registration statement on Form S-4. However, I have also been advised that, since at the time the Merger is submitted to the shareholders of the Company for approval, I may be an “affiliate” of the Company, any sale or disposition by me of any of the Parent Securities may only be made, under current law, in accordance with Rule 145 under the 1933 Act, pursuant to an effective registration statement under the Securities Act or pursuant to an exemption thereunder. I agree that I will not sell, transfer, or otherwise dispose of Parent Securities issued to me in the Merger unless (i) such sale, transfer or other disposition has been registered under the Securities Act; (ii) such sale, transfer or other disposition is made in conformity with the volume and other limitations of Rule 145 promulgated by the SEC under the 1933 Act; or (iii) in the opinion of counsel reasonably acceptable to Parent, such sale, transfer or other disposition is otherwise exempt from registration under the Securities Act.

4.  I understand that Parent is under no obligation to register the sale, transfer or other disposition of the Parent Securities by me or on my behalf or to take any other action necessary to make compliance with an exemption from registration available.

5.  I understand that, subject to paragraph 7 below, stop transfer instructions may be given to Parent’s transfer agent with respect to the Parent Securities and that there will be placed on the certificates or other documents evidencing the Parent Securities issued to me, or any substitutions therefor, a legend stating in substance:

“The shares represented by this certificate have been issued in a transaction to which Rule 145 promulgated under the U.S. Securities Act of 1933 applies and may be sold or otherwise transferred only in compliance with the requirements of Rule 145 or pursuant to a registration statement under said act or an exemption from such registration.”

6.  I also understand that unless the transfer by me of my Parent Securities has been registered under the Securities Act or is a sale made in conformity with the provisions of Rule 145, Parent reserves the right to put the following legend on the certificates or other documents evidencing the Parent Securities issued to any transferee:

“The sale of the shares represented by this certificate has not been registered under the U.S. Securities Act of 1933, as amended (the “Securities Act”), and the shares were acquired from a person who received such shares in a transaction to which Rule 145 promulgated under the Securities Act applies. The shares have been acquired by the holder not with a view to, or for resale in connection with, any distribution thereof within the meaning of the Securities Act and may not be sold, pledged or otherwise transferred except in accordance with an exemption from the registration requirements of the Securities Act.”

It is understood and agreed that this letter agreement shall terminate and be of no further force and effect and the legends set forth in paragraphs (5) or (6) above, as the case may be, shall be removed by delivery of substitute certificates without such legend, and the related stop transfer restrictions shall be lifted forthwith, if (i) any such Parent Securities shall have been registered under the Securities Act for sale, transfer or other disposition by me or on my behalf and are sold, transferred or otherwise disposed of, or (ii) any such Parent Securities are sold in accordance with the provisions of paragraphs (c), (e), (f) and (g) of Rule 144 promulgated under the Securities Act, or (iii) I am not at the time an affiliate of Parent and have been the beneficial owner of the Parent Securities for at least one year (or such other period as may be prescribed by the Securities Act and the Rules and Regulations), and Parent has filed with the SEC all of the reports it is required to file under the 1934 Act, during the preceding 12 months, or (iv) I am not and have not been for at least three months an affiliate of Parent and have been the beneficial owner of the Parent Securities for at least two years (or such other period as may be prescribed by the Securities Act), or (v) Parent shall have received a letter from the Staff of the SEC, or a written opinion of counsel, which opinion and counsel shall be reasonably acceptable to Parent, to the effect that the stock transfer restrictions and the legend are not required.

In the event the Merger Agreement is terminated in accordance with its terms, this Affiliate Letter shall also terminate.

My execution of this letter should not be considered an admission on my part that I am an “affiliate” of the Company as described in the first paragraph of this letter agreement, or as a waiver of any rights I may have to object to any claim that I am an affiliate on or after the date of this letter agreement.

Very truly yours,

By:
Name: Address: Facsimile: